Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Strong Second Quarter 2007 Results

– Achieves higher margins reflecting strength in enterprise business,

and efficient integration and cost synergies –

– Grew core operation’s Data & Internet revenue by 30% year over year –

– Grew core enterprise revenue 19% year over year — accelerating from prior quarter –

– Completes major systems integration — now operating under integrated nationwide platform for network, maintenance, surveillance, ordering, provisioning and billing systems –

LITTLETON, Colo. – August 7, 2007 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its second quarter 2007 financial results, including $268.0 million of revenue, $83.0 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $9.6 million.

“We continue to deliver strong organic enterprise revenue growth, drive sales momentum, and achieve solid margins while integrating a major expansion of our operations,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We have made substantial progress in all phases of our integration which includes organizational, network and systems changes that impact virtually all aspects of our business. We achieved this progress while accelerating the growth of our enterprise business. Integrating our operations and continuing to leverage our ability to serve the growing enterprise demand is where we are focused and why we are well positioned to capture greater market share.”

Highlights for the Quarter

“Core2” operations exclude the results from acquired operations and related integration costs. “Acquired3” operations exclude integration costs. Both core and acquired exclude the impact of a reclassification of certain fees and taxes4.

For the quarter ending June 30, 2007, the Company –

•	Grew total revenue 40% year over year and 3% sequentially

— Included core growth of 9% year over year and 3% sequentially

•	Grew enterprise revenue 57% year over year and 5% sequentially Enterprise revenue represents 68% of total revenue for the quarter

— Included core growth of 19% year over year and 5% sequentially

•

Grew data and Internet revenue 53% year over year and 12% sequentially (7% sequential growth excluding the impact of the change in categories for certain products of the acquired operations5) — Included core growth of 30% year over year and 7% sequentially

•	Produced $83.0 million of M-EBITDA and a 31% M-EBITDA margin

•	Delivered ($13.8) million of levered free cash flow[7], which included $15.3 million for integration and branding expenditures, or $1.5 million before these items

Year over Year Results –Second Quarter 2007 compared to Second Quarter 2006

Revenue

Revenue for the quarter was $268.0 million, as compared to $191.3 million for the second quarter of 2006, an increase of $76.7 million, or 40%. The core operations reflected a 9% growth over the same period last year. Key changes in revenue included:

(Core results exclude the impact of the reclassification for certain taxes and fees4)

•	$62.5 million increase in revenue from enterprise customers, which included the impact of the acquired operations and a $21.6 million, or a 19% increase, from core operations

•

$7.1 million increase in revenue from carriers, which included the impact of the acquired operations and a $4.0 million decrease from core operations with $3.7 million due to disconnects from one wireless customer

•	$2.9 million increase in intercarrier compensation primarily related to the acquired operations

•	$4.2 million increase to account for certain taxes and fees on a gross versus net basis[4]

By product line, the percentage change in revenue year over year was as follows:

•

53% increase for data and Internet services[8], which included the impact of the acquired operations and core growth. Core operations grew 30% due primarily to success with Ethernet and IP-based product sales

•	80% increase for voice services[9], which included the impact of the acquired operations and core growth. Core operations grew 13% due primarily to strength across the product portfolio

•

13% increase for network services[10] due to the acquired operations. Core operations decreased 4% due primarily to disconnects from one wireless carrier and normal renewals of carrier contracts at current market pricing

•	33% increase in intercarrier compensation primarily related to the acquired operations. Core operations increased 3%

Monthly revenue churn was 1.1% for both the current quarter and the same period last year; however this reflects a decrease from the prior quarter which was 1.2%. The Company expects to experience ongoing revenue churn, including disconnects from carrier customers related to their merger activities and network grooming.

Growth in the core operations customer counts remained strong. Consolidated customer counts decreased due to a higher churn rate for the acquired operations’ customer segment, as well as conversion of the acquired customer base to a common customer profile12 during integration. The acquired customer churn had an impact of less than $1 million reduction in revenue for the quarter, while the change in the customer profile had no impact on revenue. The Company expects churn and reduction in customer counts from the acquired operations may continue as the Company completes its integration.

M-EBITDA and Margins

M-EBITDA grew $13.4 million to $83.0 million for the quarter, a 19% increase over the same period last year primarily reflecting strong core revenue growth and the impact of the acquired operations. M-EBITDA included $2.3 million of integration and branding costs in the quarter, and none in the same period last year. Operating costs increased primarily reflecting the impact of the acquisition and related higher network access costs which were partially offset by integration synergies, and the change in 2007 to present certain taxes and fees on a gross versus net basis. Selling, general and administrative costs (“SG&A”) increased primarily reflecting the acquisition of the acquired operations as well as increased employee costs, including higher sales incentive costs associated with revenue growth. SG&A as a percent of revenue decreased to 28% for the current quarter from 29% for the same period last year, reflecting operating efficiencies.

M-EBITDA margin was 31% for the quarter as compared to 36% for the same quarter last year. Modified gross margin11 was 57% for the current quarter compared to 64% for the same period last year. The difference in margins between periods primarily reflects higher access costs related to the acquired operations.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $9.6 million, a loss of $.07 per share for the quarter compared to a net loss of $40.4 million, a loss of $.34 per share for the second quarter of 2006. The decrease in the net loss reflects strong M-EBITDA growth, debt extinguishment costs of $25.8 million for the second quarter of last year that did not recur, offset by an increase in depreciation expense related to both the acquired assets and new capital expenditures placed in service.

Sequential Results –Second Quarter 2007 compared to First Quarter 2007

Revenue

Revenue for the quarter was $268.0 million, as compared to $261.4 million for the first quarter of 2007, an increase of $6.6 million, or 3%. Revenue from core operations grew 3% over the prior quarter. Key changes in revenue included:

(Core results exclude the impact of the reclassification for certain taxes and fees4)

•	$7.4 million increase in revenue from enterprise customers. This included a $7.1 million sequential increase for core operations, or a 5% increase

•	$2.2 million decrease in revenue from carrier customers, which included a $1.2 million decrease from core operations with $.9 million due to disconnects from one wireless customer

•	$1.4 million increase to account for certain taxes and fees on a gross versus net basis[4]

By product line, the percentage change in revenue sequentially was as follows:

•

12% increase for data and Internet services, which included strong core growth (7% growth excluding the impact of the change in categories for certain acquired products from voice revenue5). Core operations included 7% growth due primarily to success with Ethernet and IP-based product sales

•

Voice services were stable with the prior quarter (5% growth excluding the change in categories for certain acquired products to data and Internet revenue5). Core operations increased 7% due primarily to strength across the product portfolio

•

2% decrease in network services due to disconnects and normal renewals of carrier contracts at current market pricing. Core operations included a 2% decrease with nearly half related to disconnects from one wireless customer

M-EBITDA and Margins

M-EBITDA was $83.0 million for the quarter, as compared to $76.3 million for the prior quarter, a 9% increase or $6.6 million. M-EBITDA margin was 31% for the quarter, as compared to 29% in the prior quarter. Modified gross margin was 57% for the quarter as compared to 55% in the prior quarter. The change in M-EBITDA and margins primarily reflects strong revenue growth, integration cost synergies, seasonal reduction in payroll taxes, and improved access costs due to volume discounts and network optimization.

Net Loss

The Company’s net loss was $9.6 million, a loss of $.07 per share for the quarter compared to a net loss of $13.8 million, or a loss of $.10 per share for the prior quarter. The decrease in net loss per share reflects strong M-EBITDA growth partially offset by an increase in depreciation expense related to new capital expenditures placed in service.

Integration Milestones

The Company achieved substantial progress integrating its acquired operations through three major integration initiatives including organizational, systems and network activities.

•

Organizational Integration –The Company’s organizational integration is complete resulting in a single organization for sales, customer care, field operations, marketing and headquarter functions, and two integrated national operations centers each with the capability to provision nationwide across all customers and major company products. The Company completed its expected employee-related integration cost synergies as of the end of the second quarter.

•

Systems Integration – The Company now has a common data and system infrastructure serving all customers nationwide. As of July, the Company has completed its major systems integration including human resources, financial, sales, customer management, billing, provisioning, network and surveillance systems. This means that all employees are using a common platform to perform these functions. This integration included substantial data conversions, process implementation and training. These changes were designed to maximize operating efficiencies, expand the Company’s scalability to serve growing market demand, and enable excellent customer care.

•

Network Integration – The Company has fully integrated its transport, voice, IP, long distance and national SS7 signaling networks, enabling the Company’s full product suite in the majority of the acquired markets. The Company completed its rollout of additional product capabilities to ten acquired markets and has begun selling its full product suite in these markets. In addition, the Company continues to optimize, groom and migrate network circuits. This effort is underway and on schedule to conclude in the first half of 2008 to fully realize the expected cost savings.

“We are very pleased with our integration progress,” said John Blount, Time Warner Telecom’s Chief Operating Officer. “We have maintained the momentum of our core business while very efficiently moving through a large acquisition. Our employees did a great job in stepping up to this large integration effort, thereby avoiding a large portion of planned integration operating costs and at the same time accelerating the availability of our full product capabilities into the acquired markets. Our systems are integrated and now we continue the hard work of refining our workflow and processes in order to optimize the newly integrated operations. Completing the important process of network grooming will take time, but we expect it will result in us realizing our greatest cost synergies.”

The Company continues to expect that integration cost synergies will be primarily realized in late 2007 and into 2008. For 2007, the Company continues to expect $35 to $45 million in integration expenditures, with the mix changing to reflect the Company’s expectation of $5 to $7 million in operating costs, reflecting the efficiencies of the Company’s integration activities, and $30 to $38 million in capital expenditures, reflecting increased capacity and acceleration of the rollout of new product capabilities.

Other

The Company has extended the right to use its existing Time Warner Telecom name through June of 2008. Prior to extending this licensing agreement the Company had began a branding initiative that resulted in approximately $1 million of expenses in the second quarter. The Company plans to continue certain activities throughout 2007 leading to a name change in 2008. Costs for the remainder of 2007 are expected to be less than $1 million.

M-EBITDA Margin Outlook

“We have made substantial progress on integration and our remaining activities are on track,” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “We are pleased with our financial results this quarter. Our organic revenue growth and excellent integration progress, both in terms of cost synergies and efficiencies, are reflected in our margin growth. As in the past, we expect future quarterly margins will be impacted by the timing of sales, installations, seasonality and other normal business fluctuations, as well as integration synergies and costs. We anticipate reaching pre-acquisition M-EBITDA margins during the summer of 2008.”

Capital Expenditures (excluding Integration capital investments)

Excluding integration capital investments, capital expenditures were $65.6 million for the second quarter. For 2007, consistent with prior guidance, the Company expects capital expenditures, excluding integration investments, to be approximately $230 to $250 million, which will primarily be used to fund growth opportunities.

Summary

“We continue to leverage our leadership position in the enterprise marketplace by delivering customers innovative solutions with our customer service, network and product capabilities which we are extending throughout our expanded footprint with the successful integration of our acquired operations. We remain focused on delivering strong enterprise growth, driving sales momentum and growing cash flow,” said Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on August 8 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, debt extinguishment costs, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

Core operations are defined as the Company’s operations excluding the results from the acquired operations and the related integration costs, and excluding the impact of the reclassification to present certain taxes and fees on a gross versus net basis as described in Note 4 below.

(3)

Acquired operations are defined as the results of the acquisition of Xspedius Communications, LLC since October 31, 2006, excluding integration costs and excluding the impact of the reclassification to present certain taxes and fees on a gross versus net basis as described in Note 4 below.

(4)

In 2007 the Company revised its presentation for certain state and regulatory taxes and fees billed to customers by presenting them on a gross versus net basis. This has no impact on M-EBITDA or net income, but increased revenue and operating expenses and decreased the modified gross and M-EBITDA margins. See details on pages 14 and 15 for more details.

(5)

As part of integration the company changed the categories for certain products of its acquired operations from voice to data and Internet revenue to reflect the nature of the data and Internet component of its bundled voice services. The related impact was $3.8 million sequentially from the second quarter of 2007 compared to the first quarter of 2007.

(6)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(7)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(8)

Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(9)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(10)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(11)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(12)

As a result of integrating the acquired customers into the Company’s billing system, the Company began applying its core operations convention of counting customer accounts under one common ownership to the acquired operations’ customer, resulting in a reduction of customer counts for the acquired operations in the second quarter.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2007 and beyond, including expansion plans, growth prospects, expected margins, sales activity, expected customer disconnections, expected cost synergies, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Growth %	2007	2006	Growth %
Revenue
Network services	$97,590	$86,436	13%	$197,560	$172,792	14%
Voice services	80,295	44,647	80%	160,225	87,579	83%
Data and Internet services	78,540	51,458	53%	148,421	99,575	49%

Service Revenue	256,425	182,541	40%	506,206	359,946	41%
Intercarrier compensation	11,593	8,757	32%	23,204	17,539	32%

Total Revenue	268,018	191,298	40%	529,410	377,485	40%

Expenses
Operating costs	115,067	69,371		232,447	139,429

Gross Margin	152,951	121,927		296,963	238,056
Selling, general and administrative costs	75,624	55,814		148,097	109,776
Depreciation, amortization, and accretion	68,605	62,367		134,745	122,496

Operating Income	8,722	3,746		14,121	5,784
Interest expense	(22,709)	(24,468)		(46,171)	(53,162)
Debt extinguishment costs	—	(25,777)		—	(25,777)
Interest income	4,547	6,094		9,086	10,489

Loss before income taxes	(9,440)	(40,405)		(22,964)	(62,666)
Income tax expense	145	7		430	7

Net Loss	($9,585)	($40,412)		($23,394)	($62,673)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$152,951	$121,927		$296,963	$238,056
Add back non-cash stock-based compensation expense	858	492		1,710	981

Modified Gross Margin	153,809	122,419	26%	298,673	239,037	25%

Selling, general and administrative costs	75,624	55,814		148,097	109,776
Add back non-cash stock-based compensation expense	4,792	2,966		8,735	5,318

Modified EBITDA	82,977	69,571	19%	159,311	134,579	18%

Non-cash stock-based compensation expense	5,650	3,458		10,445	6,299
Depreciation, amortization, and accretion	68,605	62,367		134,745	122,496
Net Interest expense	18,162	18,374		37,085	42,673
Debt extinguishment costs	—	(25,777)		—	(25,777)
Income tax expense	145	7		430	7

Net Loss	($9,585)	($40,412)		($23,394)	($62,673)

Modified Gross Margin %	57%	64%		56%	63%

Modified EBITDA Margin %	31%	36%		30%	36%

Free Cash Flow:
Modified EBITDA	$82,977	$69,571		$159,311	$134,579
Less: Capital Expenditures	78,582	50,757		133,686	88,703

Unlevered Free Cash Flow	4,395	18,814		25,625	45,876
Less: Net interest expense	18,162	18,374		37,085	42,673

Levered Free Cash Flow	($13,767)	$440		($11,460)	$3,203

Costs included in M-EBITDA reported above (2)
Integration costs	$1,327	—		$3,096	—
Branding costs	994	—		1,206	—

Total	$2,321	—		$4,302	—

Expenditures included in Capital Expenditures above (2)
Integration costs	$13,020	—		$18,886	—
Branding costs	—	—		—	—

Total	$13,020	—		$18,886	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2007	March 31, 2007	Growth %
Revenue
Network services	$97,590	$99,970	-2%
Voice services (3)	80,295	79,930	0%
Data and Internet services (3)	78,540	69,881	12%

Service Revenue	256,425	249,781	3%
Intercarrier compensation	11,593	11,611	0%

Total Revenue	268,018	261,392	3%

Expenses
Operating costs	115,067	117,380

Gross Margin	152,951	144,012
Selling, general and administrative costs	75,624	72,473
Depreciation, amortization, and accretion	68,605	66,140

Operating Income	8,722	5,399
Interest expense	(22,709)	(23,462)
Interest income	4,547	4,539

Loss before income taxes	(9,440)	(13,524)
Income tax expense	145	285

Net Loss	$(9,585)	$(13,809)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$152,951	$144,012
Add back non-cash stock-based compensation expense	858	852

Modified Gross Margin	153,809	144,864	6%

Selling, general and administrative costs	75,624	72,473
Add back non-cash stock-based compensation expense	4,792	3,943

Modified EBITDA	82,977	76,334	9%

Non-cash stock-based compensation expense	5,650	4,795
Depreciation, amortization, and accretion	68,605	66,140
Net Interest expense	18,162	18,923
Income tax expense	145	285

Net Loss	$(9,585)	$(13,809)

Modified Gross Margin %	57%	55%

Modified EBITDA Margin %	31%	29%

Free Cash Flow
Modified EBITDA	$82,977	$76,334
Less: Capital Expenditures	78,582	55,104

Unlevered Free Cash Flow	4,395	21,230
Less: Net interest expense	18,162	18,923

Levered Free Cash Flow	$(13,767)	$2,307

Costs included in M-EBITDA reported above (2)
Integration costs	$1,327	$1,769
Branding costs	994	212

Total	$2,321	$1,981

Expenditures included in Capital Expenditures above (2)
Integration costs	$13,020	$5,866
Branding costs	—	—

Total	$13,020	$5,866

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.
(3)	As part of integration, the Company reclassed certain revenue of its acquired operations from voice to data and Internet revenue to reflect the nature of the data and Internet component of its bundled voice product. The related impact was $3.8 million sequentially. Excluding this reclass voice revenue grew 5% and data and Internet grew 7%.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2) (3)

	Three Months Ended
	6/30/07	3/31/07	6/30/06
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	144,736	143,768	120,069

Basic and Diluted Loss per Common Share	$(0.07)	$(0.10)	$(0.34)

	As of
	6/30/07	3/31/07	6/30/06
Common shares (thousands)
Actual Shares Outstanding	144,887	144,554	120,595

Options (thousands)
Options Outstanding	12,097	12,559	16,410

Options Exercisable	7,428	7,642	11,320

Options Exercisable and In-the-Money	3,208	3,262	6,676

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	As of December 31, 2006 only Class A common shares remain outstanding.
(3)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2007	March 31, 2007
ASSETS

Cash and equivalents, and short-term investments	$299,184	$305,851

Receivables	87,017	80,103
Less: allowance	(11,852)	(11,887)

Net receivables	75,165	68,216

Other current assets	35,638	32,308

Property, plant and equipment	2,904,088	2,827,069
Less: accumulated depreciation	(1,603,951)	(1,540,161)

Net property, plant and equipment	1,300,137	1,286,908

Other Assets	537,718	541,990

Total	$2,247,842	$2,235,273

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$43,587	$41,157
Deferred revenue	24,411	23,356
Accrued taxes, franchise and other fees	80,336	77,395
Accrued interest	17,253	10,419
Accrued payroll and benefits	30,634	28,540
Accrued carrier costs	39,954	40,936
Current portion of debt and lease obligations	6,623	6,449
Other current liabilities	33,997	33,321

Total current liabilities	276,795	261,573

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt—Term Loan B, due 1/7/2013	597,000	598,500
9 1/4% senior unsecured notes, due 2/15/2014	400,368	400,382
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	8,547	8,150
Less: current portion	(6,623)	(6,449)

Total long-term debt and capital lease obligations	1,373,042	1,374,333

Long-Term Deferred Revenue	20,640	20,993
Other Long-Term Liabilities	19,928	19,526

Stockholders’ Equity	557,437	558,848

Total	$2,247,842	$2,235,273

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	6/30/07	3/31/07

Cash flows from operating activities:
Net Loss	($9,585)	($13,809)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	68,605	66,140
Stock-based compensation	5,650	4,795
Deferred debt issue, amortization, and other	584	573
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(6,090)	1,331
Accounts payable, deferred revenue, and other liabilities	11,370	(19,573)

Net cash provided by operating activities	70,534	39,457

Cash flows from investing activities:
Capital expenditures	(78,127)	(55,104)
Cash paid for acquisitions, net of cash acquired	(538)	(1,080)
Purchases of investments	(87,432)	(5,246)
Proceeds from maturities of investments	5,345	88,500
Proceeds from sale of assets and other investing activities	(148)	(87)

Net cash (used in) provided by investing activities	(160,900)	26,983

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee purchase plan	2,524	15,214
Net proceeds (costs) from issuance of debt	—	(850)
Payment of debt and capital lease obligations	(1,564)	(1,810)

Net cash provided by financing activities	960	12,554

Increase (decrease) in cash and cash equivalents	(89,406)	78,994
Cash and cash equivalents at the beginning of the period	300,547	221,553

Cash and cash equivalents at the end of the period	$211,141	$300,547

Supplemental disclosures of cash flow information:
Cash paid for interest	$15,906	$29,983

Addition of capital lease obligation	$455	—

Summary of cash and cash equivalents and short-term investments:
Cash and cash equivalents at end of the period	$211,141	$300,547
Investments	88,043	5,304

	$299,184	$305,851

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$78,127	$55,104
Addition of capital lease obligation	455	—

Total capital expenditures	$78,582	$55,104

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2006				2007
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:

Route Miles
Metro	13,913	14,053	14,409	17,786	18,092	18,324
Regional	7,015	7,015	7,015	6,884	6,884	6,922

Total	20,928	21,068	21,424	24,670	24,976	25,246

Buildings (2)
Fiber connected buildings (on-net)	6,185	6,433	6,672	7,457	7,689	7,884
Type II (4)	16,865	17,623	18,355	18,953	19,622	20,221

Total	23,050	24,056	25,027	26,410	27,311	28,105
Networks
Class 5 Switches	38	38	38	71	71	71
Soft Switches	34	35	35	35	35	35

Headcount
Total Headcount	2,055	2,105	2,129	2,784	2,778	2,817
Sales Associates (3)	330	331	342	482	490	497

Customers
Total Customers (5)	12,181	12,642	13,081	31,516	31,431	31,342

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Includes Sales Account Executives and Customer Care Specialists.
(4)	Excludes Type II buildings for the acquired operations.
(5)	Consolidated customer counts reflect higher churn for the acquired operations’ customer segment as well as conversion of the acquired customer base to a common customer profile in the second quarter of 2007.

Time Warner Telecom Inc.

Consolidated Operations Highlights - Year over Year

(Dollars in millions)

Unaudited (1)

	Revenue — Three Months Ended
	6/30/07				6/30/06				Year over Year Change					Yr over Yr Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
	(2)	(3)	(4)		(2)	(3)
Revenue
Network services	$83.1	$13.0	$1.5	$97.6	$86.4	—	—	$86.4	$(3.3)	$13.0	$9.7	$1.5	$11.2	-4%	13%
Voice services	50.3	27.3	2.7	80.3	44.7	—	—	44.7	5.6	27.3	32.9	2.7	35.6	13%	80%
Data and Internet services	66.8	11.7	—	78.5	51.5	—	—	51.5	15.3	11.7	27.0	—	27.0	30%	53%

Service Revenue	200.2	52.0	4.2	256.4	182.6	—	—	182.6	17.6	52.0	69.6	4.2	73.8	10%	40%
Intercarrier compensation	9.0	2.6	—	11.6	8.7	—	—	8.7	0.3	2.6	2.9	—	2.9	3%	33%

Total Revenue	$209.2	$54.6	$4.2	$268.0	$191.3	—	—	$191.3	$17.9	$54.6	$72.5	$4.2	$76.7	9%	40%

	Revenue by Customer Type — Three Months Ended
	6/30/07				6/30/06				Year over Year Change					Year over Year Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
Enterprise Revenue	$138.1	$40.9	$4.0	$183.0	$116.5	—	—	$116.5	$21.6	$40.9	$62.5	$4.0	$66.5	19%	57%
Carrier Revenue	62.1	11.1	0.2	73.4	66.1	—	—	66.1	(4.0)	11.1	7.1	0.2	7.3	-6%	11%

	200.2	52.0	4.2	256.4	182.6	—	—	182.6	17.6	52.0	69.6	4.2	73.8	10%	40%
Intercarrier Compensation	9.0	2.6	—	11.6	8.7	—	—	8.7	0.3	2.6	2.9	—	2.9	3%	33%

	$209.2	$54.6	$4.2	$268.0	$191.3	—	—	$191.3	$17.9	$54.6	$72.5	$4.2	$76.7	9%	40%

	Capital Expenditures — Three Months Ended
	6/30/07 Cap-Ex	6/30/06 Cap-Ex

Ongoing Operations	$65.6	$50.8
Integration (5)	13.0	—

Total Capital Expenditures	$78.6	$50.8

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Core operations reflect the operations of the Company before the acquisition and the related incurrence of integration costs and excluding the reclassification note (4).
(3)	Acquired operations represent the operations acquired from Xspedius Communications, LLC on October 31, 2006.
(4)	The Company implemented a reclassification to present gross versus net, certain taxes and fees which were offset in operating costs, resulting in no impact on M-EBITDA or net income.
(5)	Integration costs represents the cost of integrating and consolidating the acquired operations.

Time Warner Telecom Inc.

Consolidated Operations Highlights—Sequential

(Dollars in millions)

Unaudited (1)

	Revenue — Three Months Ended
	6/30/07				3/31/07				Sequential Change					Sequential Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
	(2)	(3), (6)	(4)		(2)	(3), (6)	(4)			(6)
Revenue
Network services	$83.1	$13.0	$1.5	$97.6	$85.0	$13.4	$1.6	$100.0	$(1.9)	$(0.4)	$(2.3)	$(0.1)	$(2.4)	-2%	-2%
Voice services	50.3	27.3	2.7	80.3	47.0	31.7	1.2	$79.9	3.3	(4.4)	(1.1)	1.5	0.4	7%	0%	Note 6
Data and Internet services	66.8	11.7	—	78.5	62.3	7.6	—	$69.9	4.5	4.1	8.6	—	8.6	7%	12%	Note 6

Service Revenue	200.2	52.0	4.2	256.4	194.3	52.7	2.8	249.8	5.9	(0.7)	5.2	1.4	6.6	3%	3%
Intercarrier compensation	9.0	2.6	—	11.6	9.0	2.6	—	11.6	—	—	—	—	—	0%	0%

Total Revenue	$209.2	$54.6	$4.2	$268.0	$203.3	$55.3	$2.8	$261.4	$5.9	($0.7)	$5.2	$1.4	$6.6	3%	3%

	Revenue by Customer Type — Three Months Ended
	6/30/07				3/31/07				Sequential Change					Sequential Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue

Enterprise Revenue	$138.1	$40.9	$4.0	$183.0	$131.0	$40.6	$2.8	$174.4	$7.1	$0.3	$7.4	$1.2	$8.6	5%	5%
Carrier Revenue	62.1	11.1	0.2	73.4	63.3	12.1	—	75.4	(1.2)	(1.0)	(2.2)	0.2	(2.0)	-2%	-3%

	200.2	52.0	4.2	256.4	194.3	52.7	2.8	249.8	5.9	(0.7)	5.2	1.4	6.6	3%	3%
Intercarrier Compensation	9.0	2.6	—	11.6	9.0	2.6	—	11.6	—	—	—	—	—	0%	0%

	$209.2	$54.6	$4.2	$268.0	$203.3	$55.3	$2.8	$261.4	$5.9	($0.7)	$5.2	$1.4	$6.6	3%	3%

	Capital Expenditures — Three Months Ended
	6/30/07 Cap-Ex	3/31/07 Cap-Ex

Ongoing Operations	$65.6	$49.2
Integration (5)	13.0	5.9

Total Capital Expenditures	$78.6	$55.1

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Core operations reflect the operations of the Company before the acquisition and the related incurrence of integration costs and excluding the reclassification in note (4).
(3)	Acquired operations represent the operations acquired from Xspedius Communications, LLC on October 31, 2006.
(4)	The Company implemented a reclassification to present gross versus net, certain taxes and fees which were offset in operating costs, resulting in no impact on M-EBITDA or net income.
(5)	Integration costs represents the cost of integrating and consolidating the acquired operations.
(6)	As part of integration, the Company changed the categories for certain products of its acquired operations from voice to data and Internet revenue to reflect the nature of the data and Internet component of its bundled voice product. The related impact was $3.8 million sequentially. Excluding this reclass voice revenue grew 5% and data and Internet grew 7%.